Exhibit 99.1 Press Release

SALES ONLINE DIRECT Agrees to ACQUIRe ROTMAN COLLECTIBLES, INC.

WORCESTER, Mass., October 30 /PRNewswire/ -- Sales OnLine Direct, Inc. (OTC Bulletin Board: PAID - news; www.paid.com), announced that it has entered into an agreement to acquire Rotman Collectibles, Inc. Rotman Collectibles, Inc. owns a substantial collection of entertainment memorabilia, with more than 50,000 collectible items from the 1940's through the 1970's. The transaction is expected to close in November 2001.

The agreement provides for the issuance of a $1 million note to convert into shares of common stock at 80% of the closing bid price averages that floats with the market. This decreases the potential for low cost stock to be placed into the Company's public float.

The note carries a 6% interest rate while the holder's shares are not converted. This interest rate based on today's lower interest rates makes it more attractive for the holder to use a long-term investment strategy with respect to the shares. The purchase price was based on an independent appraisal of the assets of Rotman Collectibles, Inc.

Rotman Collectibles is owned and operated by Leslie Rotman, who is the mother of the Company's President, and of the Company's Chief Financial Officer. "We are thankful for the continued investment and willingness of our family to support our Company. We expect the added inventory will boost revenues, reduce cash flow needs and increase our broad customer base," stated Richard Rotman, the Company's Chief Financial Officer.

Sales OnLine Direct comprises a network of affinity portals, print publications and websites including; http://www.collectingchannel.com/, http://www.maloneysonline.com/, http://www.rotmanauction.com/, dedicated to antiques, collectibles, sports, entertainment, memorabilia and other Internet-based content of special interest to collectors. The company also assists sites such as EBAY INC (NasdaqNM:EBAY), AOL TIME WARNER (NYSE:AOL) by providing the finest informational content for buyers and sellers of objects of interest to collectors. In addition the company has continued to grow its revenues by providing developing sites and providing hosting services. The Company also provides application tools, like AI Pro (For more information regarding Auction Inc Pro and to register for our limited beta program, please visit http://www.paid.com/services.php?pg=services&nxt=9) both in and out of the collectibles marketplace.

     CONTACT:
     Business Matters
     Sales OnLine Direct, Inc.
     508-791-6710

     Investor Relations
     Dennis Evanson
     719-534-0292

     or
     Visit our Corporate website at www.paid.com

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This Press Release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events, including matters related to the acquisition of Rotman Collectibles, and the closing date for the acquisition. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of the Company's business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-KSB, with the Securities and Exchange Commission.

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